Exhibit 26(n)(i)
WRITTEN CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-6, File No. 333-199064 under the Securities Act of 1933 of WRL Series Life Account G of our report dated April 24, 2015 relating to the financial statements of WRL Series Life Account G and to the use of our report dated April 28, 2015 with respect to the financial statements of Transamerica Premier Life Insurance Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firms" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
Chicago, Illinois

April 28, 2015